U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person

Michael Foundation, Limited
--------------------------------------------------------------------------------
(Last) (First) (Middle)

Parque Empresarial Forum, Edificio B, l.Pisso, Corretera, Prospero Fernandez
--------------------------------------------------------------------------------
(Street)

Santa Ana, Costa Rica
--------------------------------------------------------------------------------
(City) (State) (Zip)

================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

02/08/00
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

a foreign corp.
================================================================================
4. Issuer Name and Ticker or Trading Symbol

Pinecrest Investment Group, Inc. (PNCR)
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------
================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

 X    Form filed by One Reporting Person
----
      Form filed by More than One Reporting Person
----
================================================================================


FORM 3 (continued)


====================================================================================================================================
                                     Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                              3,804,589                   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)


FORM 3 (continued)

====================================================================================================================================
                                    Table II -- Derivative Securities Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                           2. Date Exercisable         (Instr. 4)                                         Derivative
                              and Expiration Date   ---------------------------------   4. Conver-        Security:
                              (Month/Day/Year)                            Amount           sion or        Direct      6. Nature of
                              -------------------                         or               Exercise       (D) or         Indirect
                            Date         Expira-                          Number           Price of       Indirect       Beneficial
1. Title of Security        Exer-        tion                             of               Derivative     (I)            Ownership
   (Instr. 4)               cisable      Date         Title               Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:



       /s/ Simon Shaw, General Manager                         5/17/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.